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Exhibit 99.1

                                  IJI PRESS RELEASE
                                 DATED JUNE 24, 1996

Lincolnshire, IL., June 24, 1996 - International Jensen Incorporated (IJI") (Nasdaq National Market: IJIN) announced today that its Board of Directors has approved an enhanced agreement to merge with Recoton Corporation ("Recoton"). In general, the agreement provides for all stockholders, other than Robert G. Shaw and William Blair Leveraged Capital Fund, L.P. (the "Blair Fund"), to receive $11.00 per share and for Mr. Shaw and the Blair Fund to receive $8.90 per share. The consideration to stockholders will be paid all in cash rather than in a combination of cash and stock as provided in the previously announced Recoton transactions. The agreement continues to require IJI to sell its Original Equipment Manufacturing ("OEM") business prior to the closing to IJI Acquisition Corp., a newly-formed company controlled by Mr. Shaw, IJI's CEO and President. IJI Acquisition Corp. has agreed to increase the purchase price for the OEM business by approximately $1.9 million.

    As previously announced, a Special Committee of IJI's Board was appointed earlier this year to consider and negotiate the offers of Emerson Radio Corp. ("Emerson") and Recoton to acquire IJI. Over the last several weeks the Special Committee and its advisors have conducted discussions and negotiations with Emerson and Recoton and have repeatedly requested the highest, best and final offer from each of them. Emerson submitted four different proposals as follows:
(1) a $10.25 per share all cash proposal for all outstanding shares; (ii) $10.75 per share in cash for the shares of all stockholders other than Mr. Shaw and $8.90 per share in cash for shares held by Mr. Shaw, (iii) $10.75 per share in cash for the shares of all stockholders if Mr. Shaw purchases the OEM business for $27.6 million; and (iv) $10.75 per share with aggregate consideration composed of 55% cash and 45% in face value of a new issue of Emerson preferred stock, with such preferred stock being convertible into Emerson common stock at $4.00 per share for the first four years (escalating 15% per year thereafter), having cumulative dividends (or, alternatively, PKK dividends) of 8% per annum and being callable after one year.

    On June 20, 1996 Emerson was notified that the Special Committee had been advised that Recoton was prepared to submit a new proposal. On June 21, 1996 Recoton submitted its enhanced proposal. Emerson was notified on June 21, 1996 that Recoton had submitted an enhanced proposal and that the Special Committee would consider such proposal and the pre-existing Emerson proposals on June 23, 1996. At a meeting of the Special Committee on June 23, 1996, the IJI Special Committee concluded that the enhanced Recoton offer was in the best interest of IJI stockholders and recommended proceeding with the enhanced Recoton transaction.

    IJI expects to mail proxy materials to stockholders in the near future and anticipates closing with Recoton in August.

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    As previously announced, the Blair Fund, which owns approximately 26% of the shares of IJI, has entered into a Stock Option and Voting Agreement which provides (i) an option to Recoton to purchase the Blair Fund's shares for $8.90 per share plus half of any net proceeds which Recoton receives upon sale of such shares to the extent such net proceeds are between $8.90 and $10.90 plus 100% of the net proceeds which Recoton may receive over $10.90 per share upon such sale, and (ii) an agreement to vote its shares in favor of the Recoton transaction and to provide a proxy to Recoton to vote its shares under certain circumstances.
In connection with Recoton's enhanced offer, Mr. Shaw amended a prior agreement with Recoton to provide that in the event a third party other than Recoton acquires IJI on or prior to March 31, 1997, he will pay to Recoton half of the spread between (a) the net proceeds per share received by Mr. Shaw, but not to exceed $10.65 per share, and (b) $8.90 per share, subject to certain obligations of Recoton to reimburse possible tax liabilities.